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                                   Exhibit 99:

FOR IMMEDIATE RELEASE

Contact: F. Scott Bauer, President
            (336) 768-8500

     SOUTHERN COMMUNITY FINANCIAL CORPORATION FILES REGISTRATION STATEMENT
         TO ISSUE $15 MILLION OF CONVERTIBLE TRUST PREFERRED SECURITIES

         Winston-Salem, NC, November 28, 2001: Southern Community Financial Corporation ("Southern Community") (OTCBB: SCMF), the holding company of Southern Community Bank and Trust announced today that it has filed a registration statement with the Securities and Exchange Commission relating to the public offering of 1,500,000 shares of Convertible Trust Preferred Securities liquidation amount $10.00 per preferred security, of Southern Community Capital Trust I, a Delaware business trust and newly-formed subsidiary of Southern Community with a proposed aggregate offering amount of $15 million.

         Southern Community intends to use the net proceeds from the sale principally to infuse additional capital into its bank subsidiary, Southern Community Bank and Trust. This will allow the bank to fund its operations and continued expansion, and the operation and continued expansion of the bank's subsidiaries. Southern Community may use portions of the net proceeds for general corporate purposes, including, but not limited to, the possible repurchase of shares of their common stock and acquisitions of or investments in bank or permissible non-bank entities.

         Ryan, Beck & Co. will be the underwriter of the offering and has been granted a 30-day option to purchase up to 225,000 additional shares of Convertible Trust Preferred Securities.

         As of September 30, 2001, Southern Community had total assets of $439.5 million, net loans of $326.7 million, deposits of $359.1 million and shareholders' equity of $42.2 million. Southern Community is headquartered in Winston-Salem, North Carolina and currently operates, through Southern Community Bank and Trust, seven banking locations. In addition, Southern Community Bank and Trust operates four subsidiaries: Southern Credit Services, Inc., which is engaged in the business of accounts receivable financing; Southern Investment Services, Inc., which provides investment brokerage services; Southeastern Acceptance Corporation, a consumer finance agency; and VCS Management, LLC which is the managing partner of a small business investment company.

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet been declared effective. The press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The Convertible Trust Preferred Securities may not be sold nor may offers to buy be accepted prior to the time the Securities and Exchange Commission declares the registration statement effective.

         To receive a copy of the preliminary prospectus when available contact Ryan, Beck & Co., 220 South Orange Ave., Livingston, NJ 07039, (800) 342-2325.

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         Additional information regarding Southern Community Financial
Corporation can be accessed on-line at www.smallenoughtocare.